Exhibit 10.10

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of the “Effective Date” (as hereinafter defined) by and between RT DEERFIELD II, LLC, a Delaware limited liability company (“Purchaser”), and DEERFIELD PARK, LLC, a Georgia limited liability company (“Seller”). PIEDMONT TITLE INSURANCE AGENCY, INC., a Georgia corporation (“Escrow Agent”), in its capacity as escrow agent, is a party to this Agreement (as hereinafter defined) for the limited purposes set forth herein.

WITNESSETH:

WHEREAS, Seller is the owner in fee of certain real property consisting of approximately 10.057 acres, located in Fulton County, Georgia;

WHEREAS, pursuant to the terms hereof, Seller has offered to sell such real property and Purchaser has offered to purchase such real property from Seller;

WHEREAS, the parties hereto desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. In addition to any other terms which are defined in this Agreement, each of the following terms, when used in this Agreement with an initial capital letter or letters, shall have the meaning given it below (such meanings to be applicable to both the singular and plural form of the terms defined):

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Purchase and Sale Agreement, together with all exhibits attached hereto and each other document incorporated herein by reference.

“Architect” means Smallwood, Reynolds, Stewart & Stewart.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller or the Land.

“Broker” is defined in Section 10.1.

“Business Day” is defined in Section 18.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as such may be amended, modified or supplemented, or any successor act.

“Closing” means the consummation of the purchase and sale of the Property as contemplated by this Agreement by the deliveries required under Section 8 hereof.

“Closing Date” means the time and date, established pursuant to Section 7 hereof, when the Closing is to occur, as such date may be changed by mutual agreement of Purchaser and Seller or pursuant to the provisions of this Agreement.

“Commitment” is defined in Section 9.2.

“County” means Fulton County, Georgia.

“Declarant” means Deerfield Park, LLC in its role as “Declarant” under the Master Declaration.

“Deerfield Commons I Agreement” means that certain Agreement of Purchase and Sale dated as of the date hereof between RT Deerfield I, LLC, a Delaware limited liability company that is indirectly owned and controlled by the same constituents as Purchaser, and Deerfield Commons I LLC, a Delaware limited liability company.

“Deerfield Design Guidelines” means those certain Deerfield Design Guidelines dated March 19, 1998, prepared for Deerfield Park, LLC and Hines Interests Limited Partnership by Roy Ashley & Associates, Inc., as such may be or may have been amended.

“Deerfield Parkway” means that certain publicly dedicated right-of-way commonly known as Deerfield Parkway.

“Deerfield Project” means that certain development contemplated by Seller with respect to the land that is subject to the Master Declaration, which includes the Land.

“Department of Army Permit” means that certain Department of the Army Permit, Permit Number 970015321 issued to Seller by the Savannah District of the U.S. Army Corps of Engineers dated February 16, 1999.

“Design Review Committee” shall have the meaning set forth in the Deerfield Design Guidelines.

“Development Manager” means the party responsible for the strategic direction, the preparation of strategic development concepts, the day to day implementation of the plan of development for the Deerfield Project (even though other parties may exercise substantial rights of approval, both financially and operationally, and oversight in connection therewith).

“Documents” is defined in Section 13.2.

“Earnest Money” means, when deposited, the amounts deposited by Purchaser with Escrow Agent as the earnest money deposits pursuant to Section 4 hereof, together with all interest or other income earned thereon, if any. The Earnest Money shall be invested by Escrow Agent in the manner described in Exhibit B hereto, and all interest earnings shall be reported by Escrow Agent for income tax purposes as earnings of Purchaser to the extent Purchaser receives interest earnings. Purchaser’s taxpayer identification number is 20-2754020.

“Effective Date” means the date on which this Agreement is duly executed by both Seller and Purchaser.

“Environmental Laws” means all federal, state, county or local legislation, statutes, laws, regulations, rules, ordinances, codes, orders, decrees, principles of common law, licenses and permits relating to environmental matters, including by way of illustration and not by way of limitation, the CERCLA, RCRA, SARA, the Clean Air Act, the Clean Water Act, and any “Superfund” or “Superlien” law regulating, relating to or imposing liability or standards of conduct concerning any environmental matters, as now in effect.

“Escrow Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Existing Survey” is defined in Section 9.1.

“Hazardous Material” and “Hazardous Materials” means petroleum (including gasoline, crude oil or any crude oil fraction), waste, trash, garbage, industrial by-product and chemical or hazardous substance of any nature, including, without limitation, radioactive materials, PCBs, asbestos, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge or any substance identified as a hazardous substance or waste in Environmental Laws applicable to the Land, in any such case in quantities or concentrations requiring remediation or subjecting such substance or waste to regulation.

“Hines Organization” means Seller or a corporation, partnership, joint venture or other individual or entity, directly or indirectly, through one (1) or more intermediaries, which is controlled by Gerald D. Hines or Jeffrey C. Hines or their respective estates or trusts established for either of their benefits or for the benefit of their respective descendants and/or (a) any successor by merger, consolidation, stock transfer, court order or acquisition of all or any material part of the assets of, Seller or such Hines Organization and/or (b) any entity upon the death, disability or retirement of both Gerald D. Hines and Jeffrey C. Hines so long as (with regard to both (a) and (b)) there is substantial continuity of the business and affairs of the Hines Organization in the form existing immediately prior to such event. For purposes of this definition, “control” shall mean control of the day-to-day operations of the applicable entity as the managing member, operating member, general partner or otherwise.

“Hold Harmless” means to hold harmless from, indemnify and defend against, and pay promptly upon demand, any and all claims, demands, actions, causes of action, losses, expenses (including, without limitation, attorneys’ fees at both trial and appellate levels), costs (including, without limitation, court costs at both trial and appellate levels), damages and all liabilities arising out of or incurred in connection with, an identified circumstance, incident, condition, relationship, time period or other matter.

“Inspection Date” means May 10, 2005.

“Land” means the unimproved land located in the County on Deerfield Parkway containing approximately 10.057 acres more particularly described on Exhibit A attached hereto.

“Land Records” means the Official Records of Real Property in the Office of the Clerk and Recorder of the County.

“Licensee Parties” is defined in Section 13.1.

“Master Declaration” means the Master Declaration of Protective Covenants and Owners Association for Deerfield, recorded January 13, 1997 at Deed Book 22035, Page 183 in the Land Records, as such may be or may have been amended, modified and supplemented.

“Permitted Exceptions” is defined in Section 9.2.

“Plans and Specifications” means those certain plans, drawings, renderings and specifications prepared for Seller by Architect and described generally as “Deerfield Commons Phase II, dated May 15, 2001, together with any other architectural or engineering plans which pertain to the so-called “Deerfield Commons II” project that Seller has proposed to develop on the Land.

“Proposed Improvements” means Purchaser’s proposed improvements to the Land as more particularly described on Exhibit C attached hereto and incorporated herein by this reference.

“Property” means collectively, (a) the Land and (b) the Plans and Specifications.

“Purchase Price” means the amount set forth in Section 3 hereof, that Purchaser shall pay to consummate the purchase and sale of the Property.

“Purchaser” shall have the meaning set forth in the introductory paragraph hereof.

“Purchaser’s Information” is defined in Section 13.2.

“RCRA” means the Resource Conservation and Recovery Act, as such may be amended, modified or supplemented, or any successor act.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaking or migrating into the indoor or outdoor environment any Hazardous Substances through or in the air, soil, subsurface, surface water, groundwater or property, in each case only to the extent not in compliance with Environmental Laws.

“RT Deerfield I” is a Delaware limited liability company that is the “Purchaser” under the Deerfield Commons I Agreement and is indirectly owned and controlled by the same constituents as Purchaser.

“SARA” means the Superfund Amendment and Reauthorization Act, as such may be amended, modified or supplemented, or any success act.

“Seller” shall have the meaning set forth in the introductory paragraph hereof.

“Sidewalk Improvements” shall have the meaning set forth in Section D-2 of Exhibit D hereof.

“Street Trees” means trees currently located along Deerfield Parkway.

“Title Company” means Lawyers Title Insurance Corporation.

“Title Policy” is defined in Section 9.2.

“Utility Improvements” shall have the meaning set forth in Section D-3 of Exhibit D hereof.

“Webb Road” means that certain publicly dedicated right-of-way commonly known as Webb Road.

2. PURCHASE AND SALE. Seller agrees to sell and convey the Property to Purchaser on the terms and conditions contained in this Agreement and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

3. PURCHASE PRICE.

3.1 Purchase Price. The Purchase Price shall be TWO MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,250,000.00).

3.2 Payment of Purchase Price. The Purchase Price, as adjusted pursuant to the prorations provided for in this Agreement and the application and credit of the Earnest Money as provided for in Section 4.2 below, shall be paid by Purchaser to Seller by federal wire transfer of funds available for immediate credit before 2:00 p.m. (Atlanta, Georgia local time) on the Closing Date to a bank account in Atlanta, Georgia designated in writing by Seller.

4. EARNEST MONEY.

4.1 Deposit. Simultaneously with the execution and delivery of this Agreement, Purchaser has deposited with Escrow Agent, in good funds immediately collectible by Escrow Agent, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Earnest Money”), which will be held by Escrow Agent pursuant to the terms of this Agreement and Exhibit B attached hereto and incorporated herein by this reference. If Purchaser fails to deliver any portion of the Earnest Money to Escrow Agent within the time period specified above, Purchaser shall be in default hereunder. If Purchaser has not terminated this Agreement on or prior to the Inspection Date, the Earnest Money shall be nonrefundable as to Purchaser, except as otherwise provided herein.

4.2 Disposition of Earnest Money. At the Closing, Escrow Agent shall pay all of the Earnest Money to Seller and the Earnest Money shall be applied and credited in reduction of the Purchase Price. If Purchaser shall properly exercise any right or option under this Agreement to rescind, cancel or terminate this Agreement, then Escrow Agent shall immediately refund the Earnest Money to Purchaser (less One Hundred and No/100 Dollars ($100.00) to be disbursed to Seller), whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement, except for such rights, duties or obligations which are specifically set forth herein to survive any termination of this Agreement.

5. CLOSING COSTS. The costs and expenses of the transaction contemplated by this Agreement shall be paid at or before Closing as follows:

(a)	Purchaser will pay (i) all premiums for any owner’s and lender’s title insurance policies obtained by Purchaser and relating to the Land, (ii) any title examination fees or charges incurred by Purchaser, (iii) the costs associated with any modifications, updates, or recertifications of the Existing Survey or any new survey of the Land, (iv) Purchaser’s attorney’s fees; (v) 1/2 of all of Escrow Agent’s escrow and closing fees, if any, (vi) any intangibles tax imposed as result of Purchaser’s financing (if any), (vii) 1/2 of the cost of updating the Existing Survey, (viii) of the transfer tax resulting from the conveyance of the Property and (ix) all recording fees; and

(b)	Seller will pay (i) 1/2 of the transfer tax resulting from the conveyance of the Property, (ii) 1/2 of all of Escrow Agent’s escrow and closing fees (iii) 1/2 of the cost of updating the Existing Survey, and (iv) Seller’s attorneys’ fees;

6. PRORATIONS. All common area maintenance assessments and other assessments under the Master Declaration, and all state, city and/or county ad valorem taxes due with respect to the Land for the fiscal period in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing Date. If the actual amount of such taxes or assessments are not known as of such date, either because bills for the period in question have not been issued or because such bills cover real property in addition to the Land, then the proration at Closing shall be based on the most current and accurate billing information available. Should such proration not be based on the actual amount of the ad valorem taxes or assessments for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the Land, then either Seller or Purchaser may demand at any time after the Closing Date a payment from the other party correcting such malapportionment, and the other party shall promptly pay the amount due. If the tax bills for the Land cover real property in addition to the Land, and taxes for the year of Closing have not been paid, then Seller and Purchaser at Closing shall provide reasonable assurances to one another that each shall pay its respective prorated share of the tax bills for the fiscal period in which the Closing occurs. After Closing, Seller and Purchaser agree to cooperate with one another to cause the Land to be established as a separate tax parcel.

7. CLOSING DATE. The Closing shall be held through the offices of Escrow Agent on the date of the closing of the transactions contemplated by Deerfield Commons I Agreement (the “Closing Date”); provided, however, in no event shall the Closing Date be later than June 28, 2005. In no event will Seller be obligated to consummate the transactions contemplated by this Agreement unless RT Deerfield I consummates the transactions contemplated under the Deerfield Commons I Agreement. In no event will Purchaser be obligated to consummate the transactions contemplated by this Agreement unless Deerfield Commons I, LLC consummates the transactions contemplated under the Deerfield Commons I Agreement.

8. DELIVERIES AT CLOSING. On the Closing Date, the Closing shall occur as follows, subject to the satisfaction of all the terms and conditions of this Agreement, and with all Purchaser’s deliveries to be made concurrently with Seller’s deliveries:

(a)	Seller shall execute and deliver to Purchaser a limited warranty deed in recordable form, conveying good and marketable title to the Land to Purchaser free and clear of any lien except the Permitted Exceptions, together with any State, County or Municipal transfer tax declaration forms.

(b)	Seller shall execute and deliver to Purchaser a certification that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the

Internal Revenue Code of 1986, as amended, and a certification meeting the requirements of O.C.G.A. Section 48-7-128.

(c)	Seller shall execute and deliver to Purchaser and the Title Company a title affidavit, made to the best of Seller’s knowledge that (i) Seller has no knowledge of any boundary line disputes with respect to the Land; (ii) other than as provided in the Permitted Exceptions, there are no parties in, or having any right or claim to, possession of the Land; (iii) no improvements or repairs have been made by, or for the account of, or at the instance of, Seller to or on the Land within three (3) months preceding the Closing Date for which payment has not been made; (iv) all sewer and water charges due with respect to the Land have been paid in full (as distinguished from tap fees and related charges for the Proposed Improvements); (v) no legal proceedings are pending against Seller which could affect Seller’s title to the Land or the right or power of Seller to convey the Land to Purchaser in accordance with this Agreement; (vi) no services of commercial real estate brokers have been engaged for which a commission is due and unpaid; and (vii) there are no outstanding options to purchase or rights of first refusal with respect to the Land. Such affidavit, in any event, shall be sufficient to allow Purchaser to obtain the title insurance required hereby and to delete the “gap exception”.

(d)	Seller shall deliver possession of the Property to Purchaser at Closing free and clear of all leases and occupancies but subject to the Permitted Exceptions.

(e)	Seller shall execute and deliver appropriate evidence of Seller’s authority to consummate the sale of the Property as contemplated by this Agreement.

(f)	Seller shall execute and deliver to Purchaser a Bill of Sale, Assignment and Assumption Agreement, pursuant to which Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the Plans and Specifications and all licenses, permits, approvals, dedications, subdivision plats and entitlements issued, approved or granted in connection with the Land.

(g)

Seller shall deliver to Purchaser an executed certificate from the Declarant, dated as of the Closing Date, indicating that (i) no fees or assessments levied pursuant to the Master Declaration are unpaid, (ii) the Land is not subject to any special assessments, charges or liens, (iii) the development and construction of the improvements contemplated in the Plans and Specifications and the intended use and occupancy thereof as an office building is in compliance with the Master Declaration and (iv) any right of first refusal or first offer under the Master Declaration has been waived with respect to the sale of the Land to Purchaser.

(h)	Seller shall obtain and deliver to Purchaser executed estoppel certificates from the parties to the (i) Reciprocal Easement Agreement (Fairfield Suites) by and between Deerfield Park, LLC and William B. Orkin, dated as of March 25, 1998, recorded in Deed Book 24183, page 82 of the Land Records, as affected by that certain Revised Reciprocal Easement Agreement by and between said parties, dated as of April , 1998, recorded in Deed Book 24320, page 69 of the Land Records; (ii) Reciprocal Easement Agreement by and between Deerfield Park, LLC and FFS Alpharetta, LLC, dated as of April 30, 1998, recorded in Deed Book 24336, page 21 of the Land Records; (iii) Reciprocal Easement Agreement (Deerfield Park/Cobra) by and between Deerfield Park, LLC and Cobra Investment Advisors, Inc., dated as of December 23, 1999, recorded in Deed Book 28229, page 83 of the Land Records; and (iv) Easement Agreement (SS Alpharetta/Cobra) by and between Deerfield Park, LLC and SS Alpharetta, LLC, dated as of December , 1999, recorded in Deed Book 28229, page 68 of the Land Records ((i)-(iv) each herein called an “Easement Agreement”), each in the form specified by the applicable Easement Agreement. Seller will use good faith efforts to obtain such estoppel certificates. Seller, at its sole option, may elect to satisfy the requirements of this Section 8(h) by delivering to Purchaser a representation certificate of Seller with respect to any of the estoppel certificates not so obtained (each such certificate, a “Seller Certificate”) stating that to Seller’s knowledge, neither Seller nor any other party to which the Easement Agreement is applicable is in default under any of the terms, conditions or covenants of such Easement Agreement applicable to such party, and, to Seller’s knowledge, no event has occurred and no circumstance exists which, with the passage of time or the giving of notice by any such party would constitute such a default. If Seller subsequently obtains an estoppel certificate meeting the requirements of this Section 8(h), from a party for which Seller has delivered a Seller Certificate, the delivered Seller Certificate will be null and void, and Purchaser will accept such estoppel certificate in its place.

(i)	Purchaser shall pay to Seller the Purchase Price for the Property in the manner provided in Section 3 hereof.

(j)	Seller shall execute and deliver to Purchaser a certificate restating and reaffirming Seller’s representations, warranties and agreements in Section 16 of this Agreement as being true, complete, and accurate in all material respects on the date of Closing. Such certificate shall survive Closing for the period specified in Section 18.17.

(k)	Purchaser shall execute and deliver to Seller an easement agreement with the County regarding the maintenance of the Sidewalk Improvements by the County in the form set forth on Exhibit E attached hereto and incorporated herein by this reference.

(l)	Purchaser shall execute and deliver to Seller the Department of Army Permit as transferee, provided that the same does not impose on Purchaser any obligations with respect to any property other than the Land.

(m)	In addition to all documents, instruments and agreements expressly provided for in this Agreement, Seller and Purchaser shall each execute and/or provide such other documents as may be reasonably required to effectuate the purposes of this Agreement, or otherwise customary for closing of commercial real estate transactions in Atlanta, Georgia, and reasonably acceptable to the parties, to include a form 1099-S information sheet meeting the requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

9. TITLE AND SURVEY.

9.1 Survey. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser a copy of that certain survey of the Land prepared by Frontline Surveying & Mapping, Inc. (Thomas Edward Peay, Jr., Georgia Registered Land Surveyor No. 2402), dated August 14, 1998, last revised January 8, 1999 (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update, or recertification of the Existing Survey.

9.2 Title Commitment.

(a)

Prior to the execution and delivery hereof, Seller has caused the Escrow Agent, as agent for the Title Company, to furnish to Purchaser a preliminary title report or title commitment having an effective date of February 8, 2005 (the “Commitment”), by the terms of which the Title Company agrees to issue to Purchaser at Closing an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the ALTA Owner Policy of Title Insurance with extended coverage, Standard Form Rev. 10/17/92 (as amended to date) insuring Purchaser’s fee simple title to the Land to be good and indefeasible, subject to the terms of such policy and the exceptions described therein. Subject to Section 9.2(b) and to those matters specified in Exhibit F attached hereto, all matters shown on the Existing Survey and exceptions listed in the Commitment are conclusively deemed to be acceptable to Purchaser. The Title Policy shall contain such affirmative coverage or endorsements as Purchaser may reasonably require. The term “Permitted Exceptions” means taxes and assessments for the year of Closing and for any other year if not yet due and payable as of Closing, that certain Reciprocal Easement Agreement dated April 18, 2005, between Deerfield Park, LLC, and Deerfield Commons I, LLC, and all matters either shown on the Existing Survey or listed in the Commitment, except for matters specified in Exhibit F attached hereto. The Title Policy may be delivered after Closing if at the Closing the Title Company issues a currently effective, duly executed “marked up” Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked up” Commitment promptly after the Closing Date.

(b)	Notwithstanding any provision of this Section 9.2 to the contrary, Seller will be obligated to cure exceptions to title to the Land relating to (or, as to (ii), cure or cause deletion from the Title Policy) (i) liens and security interests securing any loan to Seller or arising from goods or material ordered on behalf of Seller, and (ii) any other liens or security interests created by documents assumed or executed by Seller to secure monetary obligations, other than liens for ad valorem taxes and assessments.

10. BROKER.

10.1 Seller agrees to pay to Eastdil Realty Company, LLC, a Georgia licensed real estate broker (“Broker”), a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. The payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 10.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will Hold Harmless the other party from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby.

10.2 At least one (1) Business Day prior to the Closing Date, Broker shall deliver to Escrow Agent a broker’s lien waiver which includes, without limitation, (a) an acknowledgment by Broker of the receipt of the entire balance due to Broker for all services rendered by Broker relating to the Property, (b) a waiver by Broker of any claim or lien which Broker may have against Purchaser, Seller, or the Property by reason of the transaction contemplated by this Agreement, and (c) an indemnity by Broker of Seller and Purchaser from and against any such claim or lien which may be asserted by any agent, broker or other intermediary by reason of any act or agreement of Broker.

10.3 The provisions of Sections 10.1 and 10.2 shall survive the Closing or any termination of this Agreement.

11. RISK OF LOSS. The risk of loss or damage by casualty to the Property until the Closing Date is assumed by Seller.

12. CONDEMNATION AND CASUALTY. If as of the Closing Date all or any material part of the Land is or previously has been acquired, or is about to be acquired, by authority of any governmental agency in the exercise of power of eminent domain or by private purchase in lieu thereof, or if at such time there is any threat or imminence of any such acquisition by any such governmental agency, or if a material casualty occurs with respect to the Land, Purchaser shall have the right, at its sole option to be exercised within five (5) days after receipt of notice of such threat, acquisition, proposed acquisition, or casualty, to terminate this Agreement with respect to the Land, or to purchase the balance of the Land and receive an assignment of Seller’s right to all condemnation proceeds or casualty insurance proceeds (to the extent not applied to the repair or restoration of the Land) related to the Land and payable in connection with such acquisition or casualty. The determination of whether a casualty or condemnation is “material” will be made by Purchaser in its reasonable discretion.

13. ACCESS TO AND EXAMINATION OF THE LAND.

13.1 Entry and Inspection.

(a)

Purchaser expressly acknowledges and confirms that, prior to the execution and delivery of this Agreement, Purchaser and Seller executed and delivered the Inspection Agreement pursuant to which Purchaser and its agents, representatives, contractors and consultants have inspected and investigated the Property and conducted such tests, evaluations and assessments of the Property as Purchaser deemed necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. From and after the Effective Date, but subject to the provisions of this Section 13.1 and subject to the obligations set forth in Section 13.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right to enter upon the Land at all reasonable times during normal business hours to perform additional inspections of the Property Purchaser will provide to Seller telephonic notice (by contacting Brian Eichenseer at (770) 392-7209) of the intention of Purchaser or the other Licensee Parties to enter the Land at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Land without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; provided, however, that prior to giving any such approval,

Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as existed immediately before any such borings or other disturbances were undertaken. If Purchaser or any Licensee Party takes any sample from the Land in connection with any testing, Purchaser shall, upon the request of Seller, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(b)	Subject to the obligations set forth in Section 13.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement; provided, however, Purchaser shall provide Seller at least 24 hours prior telephonic notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications.

13.2 Document Review.

(a)	If not sooner made available to Purchaser, upon execution and delivery of this Agreement, Seller will make available to Purchaser and its authorized agents or representatives the following relative to the Land to the extent in Seller’s possession or control (collectively, the “Documents”): (i) the existing environmental reports and studies of the Land set forth on Exhibit G attached hereto; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the year preceding the Effective Date; (iii) supporting materials for the Department of Army Permit; (iv) the Deerfield Design Guidelines; (v) the Reciprocal Easement Agreement between Seller and Deerfield Commons I, LLC; (vi) the Master Declaration; and (vii) the Plans and Specifications.

(b)	Purchaser will return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Land obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property (collectively, “Purchaser’s Information”) not later than ten (10) Business Days following the time this Agreement is terminated for any reason.

(c)

Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Land. Purchaser hereby acknowledges that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof

(whether prepared by Seller, Seller’s Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents.

(d)	Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 13.2.

13.3 Entry and Inspection Obligations.

(a)	Purchaser agrees that in entering upon and inspecting or examining the Land, Purchaser and the other Licensee Parties will not: damage (and fail to repair or restore as set forth herein) any part of the Land; injure or otherwise cause bodily harm to Seller or to its agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Land by reason of the exercise of Purchaser’s rights under this Section 13. Purchaser will: (i) maintain and cause those entering the Land to maintain comprehensive general liability (occurrence) insurance in terms (including contractual indemnity coverage with respect to the indemnity in Section 13.3(b)) and amounts (not to exceed $1,000,000 per occurrence) reasonably satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Land, and deliver to Seller a certificate of insurance verifying such coverage and Seller being named as an additional insured on such coverage prior to entry upon the Land; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests and examinations done with regard to the Land; and (iii) promptly restore the Land to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than thirty (30) days after the damage occurs. Nothing contained in this Section 13.3 shall be deemed or construed as Seller’s consent to any further physical testing or sampling with respect to the Property after the date hereof.

(b)

Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ and consultants’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Land or any violation of the provisions of this Section 13.3; provided, however, that notwithstanding any provision of this Agreement to the contrary, (i) the foregoing indemnity shall not apply to any loss, expenses (including, but not limited to, reasonable attorneys’ and consultants’ fees and court costs), damage and liability suffered by Seller, its Affiliates and related parties, to the extent the same shall result from (a) the gross negligence or willful misconduct of Seller, or any of Seller’s agents employees, representatives or contractors, or (b) the mere discovery of any pre-existing defective or hazardous condition on the Land.

(c)	Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 13.3.

13.4 Right of Termination. Purchaser may terminate this Agreement by delivering written notice of such termination to Seller before 5:00 p.m. (Atlanta, Georgia local time) on the Inspection Date. A timely termination by RT Deerfield I under Section 5.4 of the Deerfield Commons I Agreement shall be deemed to be a termination of this Agreement under this Section 13.4, and a timely termination of this Agreement under this Section 13.4 shall be deemed to be a termination by RT Deerfield I of the Deerfield Commons I Agreement under Section 5.4 thereof. If Purchaser gives timely notice of termination to Seller, then Escrow Agent shall refund the Earnest Money to Purchaser. Upon such refund and disbursement of the Earnest Money, this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement, except for any obligations specifically set forth herein to survive termination of this Agreement.

13.5 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE LAND. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN SECTION 16 HEREOF (AND AS LIMITED BY SECTION 16 OF THIS AGREEMENT), BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 13.5 ARE LIMITED, AND FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THE DOCUMENTS DELIVERED BY SELLER AT THE CLOSING, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT THE CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE

LAND, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) THE PROSPECTS OF THE LAND AND (f) THE SUFFICIENCY OF THE REAL PROPERTY, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN SECTION 16 OF THIS AGREEMENT (AND AS LIMITED BY SECTION 16 OF THIS AGREEMENT) OR IN THE DOCUMENTS DELIVERED BY SELLER AT THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own ‘ expertise and that of Purchaser’s consultants in purchasing the Property. Prior to the Closing, Purchaser will have conducted such inspections, investigations and other independent examinations of the Land and related matters as Purchaser deemed necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller in Section 16 hereof and as limited by Section 16 of this Agreement) and in the documents delivered by Seller at the Closing, or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Upon Closing, Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Except for the representations and warranties of Seller contained in this Agreement and the documents delivered by Seller at the Closing, Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that Purchaser has not entered into any oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Land furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this

Agreement. The terms and conditions of this Section 13.5 will expressly survive the Closing and will not merge with the provisions of any closing documents.

Purchaser Initials

13.6 Purchaser’s Release of Seller.

(a)	Seller Released From Liability. Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller and Seller’s Affiliates from any and all liability, responsibility, causes of action, claims or demands, whether direct or indirect, known or unknown, accrued or contingent, arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Land under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Land, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representation under Section 16.7 hereof (and as limited by Section 16 of this Agreement). Without limiting the foregoing, Purchaser specifically releases Seller and Seller’s Affiliates from any claims Purchaser may have against Seller and/or Seller’s Affiliates now or in the future arising from the environmental, health or safety condition of the Land or the presence of Hazardous Substances or contamination on or emanating from the Land, except any claim arising under Section 16.7 hereof. The foregoing waivers and releases by Purchaser shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement.

Purchaser Initials

(b)

Purchaser’s Waiver of Objections. Purchaser acknowledges that by Closing it will have inspected the Land, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and of said Land and adjacent areas as it deems necessary, and subject only to Seller’s responsibility for any breach of the warranty and representation contained in Section 16.7 of this Agreement (and as limited by Section 16 of this Agreement), Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Land is or may be subject) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Land or related to prior uses of the Land.

(c)	Assumption of Risk. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Land, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.

Purchaser Initials

(d)	Survival. The provisions of this Section 13.6 shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement.

14. DEFAULT.

14.1 Default by Seller. In the event the Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from Escrow Agent the Earnest (and the Independent Consideration shall be paid to Seller) whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to any rights or obligations which expressly survive termination by the terms of this Agreement; or (b) seek to enforce specific performance of the Agreement, and in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Failure of Purchaser to make the foregoing election within the foregoing ten (10) Business Day period shall be deemed an election by Purchaser to terminate this Agreement and receive from the Escrow Agent the Earnest Money, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to any rights or obligations which expressly survive termination by the terms of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 14.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of its obligations that survive Closing or the earlier termination of this Agreement.

14.2 Default by Purchaser. If Purchaser defaults under this Agreement and such default shall continue for three (3) Business Days after Purchaser has received written notice thereof from Seller or RT Deerfield I defaults (after the applicable notice and cure period) under the Deerfield Commons I Agreement, then Escrow Agent shall, on demand (after giving

Purchaser such written notice as is required under Exhibit B), pay the Earnest Money to Seller, as Seller’s sole and exclusive remedy under this Agreement. Seller and Purchaser acknowledge and agree it is impossible to estimate more precisely the damages that might be suffered by Seller upon Purchaser’s default. Seller’s retention of the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive and retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of a default or failure or refusal to perform hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants it shall not) sue Purchaser; (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. Notwithstanding the foregoing, nothing contained in this Section 14.2 will limit (i) Seller’s remedies at law, in equity or herein provided in the event of a breach by Purchaser of any of its obligations that survive Closing or the earlier termination of this Agreement, or (ii) the obligations of RT Deerfield I to Seller’s Affiliate under the Deerfield Commons I Agreement.

Purchaser Initials	Seller Initials

14.3 Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. This Section 14.3 shall survive Closing or termination of this Agreement.

15. ASSIGNMENT. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent. Notwithstanding the foregoing, Purchaser and Seller may each assign its rights under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder.

16. SELLER’S REPRESENTATIONS. As an inducement to Purchaser to enter into this Agreement, Seller warrants and represents to Purchaser as follows:

16.1 Status. Seller is a limited liability company duly organized and validly existing under the laws of the State of Georgia.

16.2 Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally. All consents required under Seller’s limited liability company agreement for the execution and delivery of this Agreement will be obtained by the Closing Date.

16.3 Non-Contravention. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

16.4 Suits and Proceedings. There are no legal actions, suits or similar proceedings pending and served, or to Seller’s Knowledge, threatened against Seller relating to the Property or Seller’s ownership, development or construction of the Land, which are not adequately covered by existing insurance or, if adversely determined, would materially impair the value of the Property or Seller’s ability to perform Seller’s obligations under this Agreement, materially limit or restrict the development, construction, use or occupancy of the Land as contemplated in the Plans and Specifications, or otherwise impose any monetary or performance obligation on Purchaser or result in a taking of any portion of the Land.

16.5 Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

16.6 Tenants. There are no written or oral leases or occupancy agreements affecting the Property to which Seller is a party or bound.

16.7 Environmental. Except as shown in any environmental reports covering the Land which have been made available to Purchaser, to Seller’s Knowledge:

(i) Seller has not received any written notice, written claim or other written communication concerning (a) any violation of any Environmental Law at the Land, whether or not corrected to the satisfaction of the appropriate Authorities, or (b) any alleged liability of Seller arising out of or related to the Land for the Release or threatened Release of a Hazardous Substance;

(ii) There has been no Release of any Hazardous Substances to or from the Land in violation of Environmental Laws;

(iii) No underground storage tanks are or have ever been located on the Land; and

(iv) Except for those reports set forth on Exhibit G attached hereto, Seller has not commissioned any study relating to the presence or absence of Hazardous Substances on the Land.

16.8 Limitation on Representations, Warranties and Covenants.

(a)	Seller’s representations and warranties pursuant to this Section 16 are made to the actual knowledge, without independent investigation, of Kurt A. Hartman, Project Officer of the Deerfield Project, and Vikram Mehra, Project Manager of the Deerfield Project, as of the Effective Date. There shall be no personal liability on the part of the individuals named above arising out of any representation or warranty made herein or otherwise.

(b)	Notwithstanding anything to the contrary contained in this Agreement, (1) the representations and warranties of Seller set forth in Section 16 will survive the Closing for a period of six (6) months. Purchaser will not have any right to bring any action against Seller as a result of any untruth, inaccuracy or breach of such representations and warranties under Section 16 (i) unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds $25,000, and then only to the extent of such excess and (ii) unless written notice containing a specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said six (6) month period and an action shall have been commenced by Purchaser against Seller within one (1) year after Closing. In addition, in no event will Seller’s liability for all such untruths, inaccuracies, breaches, and/or failures under Section 16 (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies, breaches and/or failures) exceed, in the aggregate, $75,000.

(c)	Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge (from whatever source, including, without limitation, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations, warranties or covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

17. SPECIAL PROVISIONS REGARDING DEVELOPMENT. Purchaser and Seller have reached certain agreements concerning the development of the Deerfield Project and other related matters. Such agreements are set forth in Exhibit D attached hereto and incorporated herein by this reference, and shall survive Closing.

Purchaser further agrees and acknowledges that in accordance with the terms of the Master Declaration, Seller or another Hines Organization is deemed to be (and shall continue after Closing to be recognized as) the Development Manager (the “Declarant,” as defined in the Master Declaration) of the Deerfield Project. This covenant shall survive the Closing hereunder and, at Seller’s request, shall be set forth in full in the conveyance deed for the Land.

18. MISCELLANEOUS.

18.1 Execution by Escrow Agent. Escrow Agent has executed this Agreement to agree to the provisions of Section 4 and Exhibit B, and to all other provisions regarding disbursement of the Earnest Money. Escrow Agent’s consent to any modification or amendment of any provision of this Agreement other than Section 4 or Exhibit B shall not be required.

18.2 Time of the Essence. Subject to Section 18.3 hereof, time is of the essence in this Agreement.

18.3 Extension of Time. Whenever in this Agreement performance is to be made on a Saturday, Sunday, or a public holiday under the laws of the State of Georgia, such performance may be made on the next succeeding day which is not a Saturday, Sunday or public holiday under the laws of the State of Georgia (a “Business Day”).

18.4 Notices. Any notices, requests or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or courier (including Federal Express, United Parcel Service and other such services) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as first set forth below. Any such notice, request or other communication shall be considered given on the date of such hand or courier delivery or deposit in the United States mail, and shall be considered received on the date of hand or courier delivery or on actual receipt following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days’ prior written notice, any party may from time to time and at any time change its mailing address under this Agreement. Any notice, request or other communication required or permitted to be given by any party may be given by such party’s counsel. The addresses of the parties are as follows:

TO PURCHASER:	RT Deerfield II, LLC
c/o CBRE Operating Partnership, L.P.
865 South Figueroa Street, Suite 3500
Los Angeles, California 90017
Attention: Jack A. Cuneo, CEO/President
Telephone: (213) 683-4200
Telecopy: (213) 683-4201

with copy to:	RT Deerfield II, LLC
c/o CB Richard Ellis Investors, LLC
800 Boylston Street, Suite 1475
Boston, Massachusetts 02176
Attention: Victor Bucchere, Managing Director
Telephone: (617) 425-2820
Telecopy: (617) 425-2801

with copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Avenue
New York, New York 10022-6030
Attention: Jeffrey H. Weitzman, Esq.
Telephone: (212) 536-3900
Telecopy: (212) 536-3901

TO SELLER:	Mr. Kurt A. Hartman
Vice President
Hines
Five Ravinia Drive
Atlanta, Georgia 30346-2104
Telephone: 770-206-5300
Telecopy: 770-206-5325 or 5327

with copy to:	Mr. Vikram Mehra
Project Manager
Hines
3003 Summit Blvd.
Atlanta, Georgia 30319
Telephone: 770-481-3107
Telecopy: 770-481-3113

with copy to:	D. Clayton Howell, Esq.
King & Spalding LLP
191 Peachtree Street, N.E.
Atlanta, Georgia 30303-1763
Telephone: 404-572-2741
Telecopy: 404-572-5148

TO ESCROW AGENT:	Paul M. McLarty, Jr., Esq.
Piedmont Title Insurance Agency, Inc.
One Decatur Town Center
150 East Ponce de Leon Avenue
Suite 330
Decatur, Georgia 30030
Telephone: 404-377-6464
Telecopy: 404-377-3658

18.5 Captions. All captions, headings and all Article, Section, subsection and clause numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement.

18.6 References. All references to Articles, Sections, subsections or clauses shall be deemed to refer to the appropriate Article, Section, subsection or clause of this Agreement, unless otherwise indicated by reference to another document.

18.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart of this Agreement may be appended to any other counterpart of this Agreement.

18.8 Waiver. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

18.9 Rights Cumulative. Except as expressly limited by the terms of this Agreement (including Sections 14.1 and 14.2 hereof), all rights, powers and privileges conferred under this Agreement shall be cumulative and not restrictive of those given by law.

18.10 Entire Agreement. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties made between such parties prior to this Agreement are merged into this Agreement.

18.11 Modification. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

18.12 Exhibits. Each Exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each Exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

18.13 Construction. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

18.14 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Seller, Purchaser, their respective successors and, to the extent permitted hereunder, assigns. Notwithstanding the foregoing, the provisions of this Section 18.14 hereof shall not be deemed to be a consent by Seller to any assignment of this

Agreement or any part thereof, whether by operation of law or otherwise, where such consent is required elsewhere in this Agreement.

18.15 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

18.16 Survival. Except for those provisions of this Agreement that expressly survive Closing, this Agreement shall be merged into the instruments executed and delivered at the Closing, and shall not survive the Closing.

18.17 Termination. “Terminate” or “termination” as used in this Agreement shall mean the termination of this Agreement pursuant to a right to do so provided herein. Upon termination, the Earnest Money shall be disbursed as provided herein, and the parties shall have no further rights or obligations under this Agreement except as expressly provided herein, and expressly stated to survive termination of this Contract. In any case in which the Earnest Money is provided herein to be returned to Purchaser, then nevertheless One Hundred Dollars ($100.00) thereof shall be paid to or retained by Seller, and deducted from the amount due Purchaser. The Seller’s amount shall belong to Seller in any and all events and shall in effect constitute option money, making this Agreement binding even if any conditions or provisions herein are entirely with the discretion or control of Purchaser for certain time periods.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

WITNESS the following signatures and seals:

Dated as to Purchaser: May 10, 2005	PURCHASER: RT DEERFIELD II, LLC, a Delaware limited liability company

By:
	Name:	Jack A. Cuneo
	Title:	Manager and President

[CORPORATE SEAL]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Dated as to Seller: May 10, 2005	SELLER: DEERFIELD PARK, LLC, a Georgia limited liability company

	By:	HINES/DEERFIELD PARK, L.P., a Texas limited partnership, its sole Managing Member

		By:	HINES INTERESTS LIMITED PARTNERSHIP, a Delaware limited partnership, its General Partner

			By:	HINES HOLDINGS, INC., a Texas corporation, its General Partner

By:
C. Kevin Shannahan
Executive Vice President

[CORPORATE SEAL]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Executed by Escrow Agent for the limited purposes set forth herein.

ESCROW AGENT: PIEDMONT TITLE INSURANCE AGENCY, INC., a Georgia corporation

By:
	Name:	Barbara M. Morgan
	Title:	Asst. V.P.